Exhibit 4.5

EXECUTION COPY

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT is dated as of February 26, 2007, and entered into by and among Primus Telecommunications Holding, Inc., a Delaware corporation (the “Company”), Primus Telecommunications Group, Incorporated (the “Parent”), Primus Telecommunications IHC, Inc., a Delaware corporation (the “Notes Issuer”), Lehman Commercial Paper Inc. (“LCPI”), in its capacity as administrative agent for the First Lien Obligations (as defined below), including its permitted successors and assigns from time to time (the “First Lien Collateral Agent”), and U.S. Bank National Association, in its capacity as collateral agent for the Second Lien Obligations (as defined below), including its permitted successors and assigns from time to time (the “Second Lien Collateral Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

Parent, the Company, the lenders party thereto, Lehman Brothers Inc., as arrangers, LCPI, as syndication agent, and LCPI, as administrative agent, have entered into that Term Loan Agreement dated as of February 18, 2005 providing for a term loan (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “First Lien Credit Agreement”);

Notes Issuer has issued, pursuant to the Indenture, dated as of the date hereof, among Notes Issuer, the guarantors and U.S. Bank National Association, as trustee (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Senior Secured Note Indenture”), the 14.25% Senior Secured Notes due 2011 (as replaced or Refinanced from time to time, and including any additional notes issued under the Second Lien Indenture, the “Senior Secured Notes”);

Pursuant to (i) that certain Guarantee and Collateral Agreement dated as of February 18, 2005, Parent, the Company and certain current and future subsidiaries of the Company have agreed or will agree to guarantee the First Lien Obligations (the “First Lien Guarantee”) and (ii) the Senior Secured Note Indenture, Parent, the Company and certain current and future subsidiaries of the Company have agreed or will agree to guarantee the Second Lien Obligations (the “Second Lien Guarantee”);

The obligations of the Company under the First Lien Credit Agreement and any Specified Hedge Agreement (as defined in the First Lien Credit Agreement) and the obligations of Parent, the Company and the other guarantors under the First Lien Guarantee are secured on a first priority basis by liens on substantially all the assets of the Company, Parent and the other guarantors (such current and future subsidiaries of the Company providing a guarantee thereof, the “Guarantor Subsidiaries”), respectively, pursuant to the terms of the First Lien Collateral Documents;

The obligations of the Notes Issuer under the Senior Secured Note Indenture and the obligations of the Guarantor Subsidiaries under the Second Lien Guarantee will be secured on a second priority basis by liens on substantially all the assets of the Notes Issuer and the

Guarantor Subsidiaries, respectively, pursuant to the terms of the Second Lien Collateral Documents;

The First Lien Loan Documents and the Second Lien Note Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In order to induce the First Lien Collateral Agent and the First Lien Claimholders to consent to the Grantors incurring the Second Lien Obligations and to induce the First Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor, the Second Lien Collateral Agent on behalf of the Second Lien Claimholders has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1. Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or undirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means title 11 of the United States Code (11 U.S.C. 101 et seq.) entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, to the extent constituting both First Lien Collateral and Second Lien Collateral.

“Company” has the meaning assigned to that term in the Preamble to this Agreement.

“Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any First Lien Collateral Document, any Second Lien Note Documents which create a Lien on the same Collateral, granted by the same Grantor.

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.5 (and subject to Section 6.5):

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the First Lien Loan Documents and constituting First Lien Obligations;

(b) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; and

(c) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations.

“Disposition” has the meaning assigned to that term in Section 5.1(b).

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lenders, the agents under the First Lien Loan Documents and any Qualified Counterparty (as defined in the First Lien Credit Agreement).

“First Lien Collateral Agent” has the meaning assigned to that term in the Preamble to this Agreement.

“First Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Lien Obligations.

“First Lien Collateral Documents” means the Security Documents (as defined in the First Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Lien Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Guarantee” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Loan Documents.

“First Lien Loan Documents” means the First Lien Credit Agreement, the other Loan Documents (as defined in the First Lien Credit Agreement) and the Specified Hedge Agreements (as defined in the First Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“First Lien Mortgages” means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any First Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“First Lien Obligations” means, subject to the next sentence, all Obligations outstanding under the First Lien Credit Agreement and the other First Lien Loan Documents, including Specified Hedge Agreements. “First Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Grantors” means Parent, the Company, each of the Guarantor Subsidiaries and each other Person that has or may from time to time hereafter execute and deliver a First Lien Collateral Document or a Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Guarantor Subsidiaries” has the meaning set forth in the Recitals to this Agreement.

“Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of the First Lien Credit Agreement or the Senior Secured Note Indenture, as applicable.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy other than any of the foregoing which do not constitute an event of default under the First Lien Loan Documents or the Second Lien Note Documents; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“LCPI” has the meaning assigned to that term in the Preamble to this Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give a security interest).

“New Agent” has the meaning assigned to that term in Section 5.5.

“New First Lien Debt Notice” has the meaning assigned to that term in Section 5.5.

“Non-Second Lien Collateral” means all of the assets of the Parent, the Company and Primus Telecommunications International, Inc. (other than 65% of the voting capital stock of first-tier foreign subsidiaries directly owned by Primus Telecommunications International, Inc.) over which a Lien has been granted to the First Lien Collateral Agent; provided, however, that to the extent any Lien over such assets is subsequently granted to secure the Second Lien Obligations, such assets shall no longer be Non-Second Lien Collateral.

“Notes Issuer” has the meaning ascribed to that term in the Preamble of this Agreement.

“Obligations” means the First Lien Obligations, the Second Lien Obligations and any and all obligations and liabilities of every nature of each Grantor from time to time owed to any agent or trustee, the First Lien Claimholders, the Second Lien Claimholders or any of them or their respective Affiliates under the First Lien Loan Documents, the Second Lien Note Documents or Specified Hedge Agreements, whether for principal, interest or payments for early termination of Specified Hedge Agreements, fees, costs, expenses, indemnification or otherwise and all guarantees of any of the foregoing.

“Parent” means Primus Telecommunications Group, Incorporated, a Delaware corporation.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or whatever nature.

“Pledged Collateral” has the meaning set forth in Section 5.4.

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Lien Adequate Protection Payments” means any payments or distributions of cash, notes or other securities authorized to be made to the Second Lien Claimholders by a court of competent jurisdiction in any Insolvency or Liquidation Proceeding as adequate protection for the Second Lien Obligations or for the Liens on the Collateral securing the Second Lien Obligations, to the extent granted in conformity with this Agreement.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Holders and the agents and trustees under the Second Lien Loan Documents.

“Second Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Lien Obligations.

“Second Lien Collateral Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Second Lien Collateral Documents” means the Security Documents (as defined in the Senior Secured Note Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Guarantee” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Holders” means the holders of the Senior Secured Notes.

“Second Lien Loan Documents” means the Senior Secured Note Indenture, the Senior Secured Notes and the Collateral Documents (as defined in the Senior Secured Note Indenture) and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Second Lien Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Second Lien Obligations” means all Obligations outstanding under the Senior Secured Notes, the Senior Secured Note Indenture and the other Second Lien Note Documents. Second Lien Obligations shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second Lien Note Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Senior Secured Note Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“Senior Secured Notes” has the meaning assigned to that term in the Recitals to this Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2. Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. Lien Priorities.

2.1. Relative Priorities. Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral, (ii) any provision of the UCC, or any other applicable law or the Second Lien Loan Documents or any defect or deficiencies in, or failure to perfect, the Liens securing the First Lien Obligations or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Lien Claimholder securing any of the First Lien Obligations are (x) subordinated to any Lien securing any obligation of any Grantor other than the Second Lien Obligations of (y) otherwise subordinated, voided, avoided, invalidated or lapsed, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby agrees that:

(a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent or any First Lien Claimholders or any agent or trustee therefor (including without limitation any First Lien Obligation which may at any time be avoided or otherwise rendered ineffective or unenforceable against any Grantor for any reason), regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(b) any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of the Second Lien Collateral Agent, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations (including without limitation any First Lien Obligation which may at any time be avoided or otherwise rendered ineffective or unenforceable against any Grantor for any reason). All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of Parent, the Company, any other Grantor or any other Person; provided, however, that if the First Lien Collateral Agent voluntarily agrees to subordinate any Liens on the Collateral to any Liens securing obligations to any third party, except with respect to any such subordination in connection with a DIP Financing pursuant to Section 6.1 hereof, then the provisions of this Agreement relating to the priority of Liens and subordination of payments with respect to such Collateral subject to such voluntary subordination shall not be effective; provided further, however, that the foregoing proviso shall not apply to any subordination of Liens on any Collateral securing First Lien Obligations to Liens of such Collateral securing other First Lien Obligations.

2.2. Prohibition on Contesting Liens. Each of the Second Lien Collateral Agent, for itself and on behalf of each Second Lien Claimholder, and the First Lien Collateral Agent, for itself and on behalf of each First Lien Claimholder, agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, perfection, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any First Lien Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1. Notwithstanding any failure by any First Priority Lien Claimholder to perfect its security interests in the Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of any First Lien Obligation or any of the security interests in the Collateral granted to the First Priority Lien Claimholders, the priority and rights as between the First Priority Secured Parties and the Second Priority Secured Parties with respect to the Collateral shall be as set forth herein.

2.3. No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Parent, the Company or any other Grantor, the parties hereto agree that neither Parent nor the Company shall, or shall permit any other Grantor to:

(a) grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations; or

(b) grant or permit any additional Liens on any asset or property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Collateral Agent and/or the First Lien Claimholders, the Second Lien Collateral Agent, on behalf of Second Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

2.4. Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical (except with respect to the Non-Second Lien Collateral). In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by the First Lien Collateral Agent or the Second Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Note Documents; and

(b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations, subject to Section 5.3(c), shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the Obligations thereunder, and other than with respect to the Non-Second Lien Collateral.

SECTION 3. Enforcement.

3.1.	Exercise of Remedies.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Parent, the Company or any other Grantor, the Second Lien Collateral Agent and the Second Lien Claimholders:

(1) will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement or similar agreement or arrangement to which the Second Lien Collateral Agent or any Second Lien Claimholder is a party) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that subject to clause (c) and Section 4.2 below, the Second Lien Collateral Agent may exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (i) the date on which the Second Lien Collateral Agent declared the existence of any Event of Default under any Second Lien Note Documents and demanded the repayment of all the principal amount of any Second Lien Obligations; and (ii) the date on which the First Lien Collateral Agent received notice from the Second Lien Collateral Agent of such declarations of an Event of Default (the “Standstill Period”); provided further, however, that notwithstanding anything herein to the contrary, in no event shall the Second Lien Collateral Agent or any Second Lien Claimholder exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, the First Lien Collateral Agent or First Lien Claimholders shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of the Collateral (prompt written notice of such exercise to be given to the Second Lien Collateral Agent);

(2) will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Lien Obligation pari passu with or senior to, or to give any Second Lien Claimholder any preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Lien Secured Parties with respect to any of the Collateral;

(3) will not contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent or any First Lien Claimholder or any other exercise by the First Lien Collateral Agent or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Loan Documents or otherwise; and

(4) subject to their rights under clause (a)(1) above, will not object to the forbearance by the First Lien Collateral Agent or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as the Liens granted to secure the Second Lien Obligations of the Second Lien Claimholders attach to the proceeds thereof subject to the relative priorities described in Section 2.

(b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Parent, the Company or any other Grantor, subject to Section 3.1(a)(1), the First Lien Collateral Agent and the First Lien Claimholders shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid the First Lien Obligations) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral, in each case, in accordance with the First Lien Loan Documents and applicable law without any consultation with or the consent of the Second Lien Collateral Agent or any Second Lien Claimholder. The First Lien Collateral Agent shall provide at least five (5) days written notice to the Second Lien Collateral Agent of its intent to exercise and enforce its rights or remedies with respect to the Collateral. In exercising rights and remedies with respect to the Collateral, the First Lien Collateral Agent and the First Lien Claimholders may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion, in each case, in accordance with the First Lien Loan Documents and applicable law. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction, in each case, in accordance with the First Lien Loan Documents and applicable law.

(c) Notwithstanding the foregoing, the First Lien Collateral Agent and the First Lien Claimholders agree that the Second Lien Collateral Agent and any Second Lien Claimholder may:

(1) file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against Parent, the Company or any other Grantor;

(2) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Collateral Agent or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral; and

(5) exercise any of its rights or remedies with respect to the Collateral after the termination of Standstill Period to the extent permitted by Section 3.1(a)(1).

The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Section 3.1(a)(1) (but nevertheless subject to Section 4.2), and except that Second Lien Claimholders may receive and retain Second Lien Adequate Protection Payments. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Second Lien Collateral Agent and the Second Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d) Subject to Sections 3.1(a) and (c) and Section 6.3(b):

(1) the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, agrees that the Second Lien Collateral Agent and the Second Lien Claimholders will not take any action that would hinder any exercise of remedies under the First Lien Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(2) the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby waives any and all rights it or the Second Lien

Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Collateral Agent or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent or First Lien Claimholders is adverse to the interest of the Second Lien Claimholders; and

(3) the Second Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Note Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Loan Documents.

(e) Except as specifically set forth in Sections 3.1(a) and (d), the Second Lien Collateral Agent and the Second Lien Claimholders may exercise rights and remedies as unsecured creditors against Parent, the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Loan Documents and applicable law; provided that in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(f) Except as specifically set forth in Sections 3.1(a) and (d), nothing in this Agreement shall prohibit the receipt by the Second Lien Collateral Agent or any Second Lien Claimholders of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by the Second Lien Collateral Agent or any Second Lien Claimholders of rights or remedies as a secured creditor (including set-off) or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Collateral Agent or the First Lien Claimholders may have with respect to the First Lien Collateral.

SECTION 4. Payments.

4.1. Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Parent, the Company or any other Grantor, Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the First Lien Collateral Agent or First Lien Claimholders, shall be applied by the First Lien Collateral Agent to the First Lien Obligations in

such order as specified in the relevant First Lien Loan Documents. Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent or the Grantors, as applicable, any Collateral and proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as specified in the Second Lien Collateral Documents. Nothing herein shall be deemed to limit the rights of the Second Lien Claimholders to receive and retain Second Lien Adequate Protection Payments.

4.2. Payments Over. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Parent, the Company or any other Grantor, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by the Second Lien Collateral Agent or any Second Lien Claimholders in connection with the exercise of any right or remedy (including set-off) relating to the Collateral shall be segregated and held in trust and forthwith paid over to the First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Collateral Agent or any such Second Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

SECTION 5. Other Agreements.

5.1. Releases. (a) If in connection with the exercise of the First Lien Collateral Agent’s rights and remedies in respect of the Collateral provided for in Section 3.1, the First Lien Collateral Agent, for itself or on behalf of any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral or releases Parent or any Guarantor Subsidiary from its obligations under its guarantee of the First Lien Obligations, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of Parent or such Guarantor Subsidiary under its guarantee of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the First Lien Collateral Agent or the applicable Grantor such termination statements, releases and other documents as the First Lien Collateral Agent or the applicable Grantor may request to effectively confirm such release.

(b) If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) permitted under the terms of the First Lien Loan Documents (other than in connection with the exercise of the First Lien Collateral Agent’s rights and remedies in respect of the Collateral provided for in Section 3.1), the First Lien Collateral Agent, for itself or on behalf of any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral, or releases Parent or any Guarantor Subsidiary from its obligations under its guarantee of the First Lien Obligations, in each case other than in connection with the Discharge of First Lien Obligations, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of Parent or such Guarantor Subsidiary under its guarantee of the

Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the First Lien Collateral Agent or the applicable Grantor such termination statements, releases and other documents as the First Lien Collateral Agent or such Grantor may request to effectively confirm such release.

(c) Until the Discharge of First Lien Obligations occurs, the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby irrevocably constitutes and appoints the First Lien Collateral Agent and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Second Lien Collateral Agent or such holder or in the First Lien Collateral Agent’s own name, from time to time in the First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

(d) Until the Discharge of First Lien Obligations occurs, to the extent that the First Lien Collateral Agent or the First Lien Claimholders (i) have released any Lien on Collateral or release Parent or any Guarantor Subsidiary from its obligation under its guarantee and any such Liens or guarantee are later reinstated in each case, in accordance with the First Lien Loan Documents or (ii) obtain any new Liens or additional guarantees from Parent or any Guarantor Subsidiary in accordance with the First Lien Loan Documents, then the Second Lien Collateral Agent, for itself and for the Second Lien Claimholders, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement, and an additional guarantee, as the case may be.

5.2. Insurance. Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Collateral Agent and the First Lien Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Loan Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral shall be paid to the First Lien Collateral Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Loan Documents and thereafter, if Discharge of the First Lien Obligations has occurred, and subject to the rights of the Grantors under the Second Lien Note Documents, to the Second Lien Collateral Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Agent or any Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall pay such proceeds over to the First Lien Collateral Agent in accordance with the terms of Section 4.2.

5.3. Amendments to First Lien Loan Documents and Second Lien Loan Documents. (a) The First Lien Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the First Lien Credit Agreement may be Refinanced, in each case, without notice to, or the consent of the Second Lien Collateral Agent or the Second Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that without the prior written consent of the Second Lien Collateral Agent, no amendment, waiver or other modification of the terms of the First Lien Loan Documents shall increase the then-outstanding principal amount of the loans under the First Lien Loan Documents so that such amount is greater than $100,000,000.00 plus, in the case of a refinancing of the First Lien Credit Agreement, capitalized unpaid interest and fees not in excess of $10,000,000, and provided further, however, that the holders of such Refinancing debt bind themselves or an agent acting on their behalf binds them in a writing addressed to the Second Lien Collateral Agent and the Second Lien Claimholders to the terms of this Agreement and any such amendment, supplement, modification or Refinancing shall not, without the consent of the Second Lien Collateral Agent, contravene the provisions of this Agreement.

(b) Without the prior written consent of the First Lien Claimholders, no Second Lien Note Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Note Document, would (i) increase the principal amount of the Senior Secured Notes in excess of the amount permitted under the First Lien Credit Agreement; (ii) increase the interest rate or yield provisions applicable to the Second Lien Obligations; (iii) change any default or Event of Default hereunder in a manner adverse to the loan parties thereunder (other than to eliminate any such Event of Default or increase any grace period related thereto or otherwise make such Event of Default or condition less restrictive or burdensome on the Grantors; (iv) change (to earlier dates) any dates upon which payments of principal or interest are due thereon; (v) change the mandatory prepayment provisions thereof (other than to waive or reduce any payment otherwise required thereunder); or (vi) contravene the provision of this Agreement.

Subject to the provisions of this subsection (b), the Senior Secured Note Indenture may be Refinanced to the extent the terms and conditions of such Refinancing debt are no less favorable in the aggregate to the Grantors or to the First Lien Lenders or the other First Lien Obligations than the terms and conditions of the Second Lien Note Documents (as determined in the reasonable opinion of the First Lien Collateral Agent), the outstanding aggregate principal amount of the Second Lien Obligations are not increased to an amount in excess of $200,000,000.00, the average life to maturity thereof is greater than or equal to that of the Senior Secured Note Indenture and the holders of such Refinancing debt bind themselves or an agent acting on their behalf binds them in a writing addressed to the First Lien Collateral Agent and the First Lien Claimholders to the terms of this Agreement.

(c) Each of Parent, the Company and the Notes Issuer agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Agent pursuant to this Agreement and the exercise of any right or remedy

by the Second Lien Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of February     , 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Parent, the Company, Lehman Commercial Paper Inc. (“LCPI”), as First Lien Collateral Agent, and U.S. Bank National Association, as Second Lien Collateral Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, Parent, the Company, the Second Lien Collateral Agent and the Second Lien Creditors agree that each Second Lien Mortgage covering any Collateral shall contain such other language as the First Lien Collateral Agent may reasonably request to reflect the subordination of such Second Lien Mortgage to the First Lien Collateral Document covering such Collateral.

5.4. Bailee for Perfection. (a) The First Lien Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Lien Claimholders and as bailee for the Second Lien Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Note Documents, respectively, subject to the terms and conditions of this Section 5.4.

(b) The First Lien Collateral Agent shall have no obligation whatsoever to the First Lien Claimholders, the Second Lien Collateral Agent or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the First Lien Collateral Agent under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.

(c) The First Lien Collateral Agent acting pursuant to this Section 5.4 shall not have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the First Lien Claimholders, the Second Lien Collateral Agent or any Second Lien Claimholder.

(d) Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver, relinquish control of, authorize its removal as secured party from any certificates of title with respect to, or, if applicable, notify the applicable insurer that the relevant insurance policy issued by such insurer should reflect a change in the additional insured or the loss payee named therein from the First Lien Collateral Agent (or its agent) with respect to, the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the Second Lien Collateral Agent to the extent Second Lien Obligations remain outstanding, and second, to the Company to the extent no Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral). The First Lien Collateral Agent further agrees to take all other action reasonably requested by the Second Lien Collateral Agent in connection with the Second Lien Collateral Agent obtaining a first priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

5.5. When Discharge of First Lien Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of First Lien Obligations has occurred, the Company thereafter enters into any Refinancing (or any new Indebtedness which, had it been incurred on or prior to the Discharge of First Lien Obligations, would have qualified as a Refinancing of all or any portion of the First Lien Obligations) of any First Lien Loan Document evidencing a First Lien Obligation which Refinancing is permitted by the Second Lien Loan Documents or hereunder, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the New First Lien Debt Notice (as defined below) is delivered to the Second Lien Collateral Agent in accordance with the next sentence, the obligations under such Refinancing of such First Lien Loan Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Collateral Agent under such First Lien Loan Document shall be the First Lien Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New First Lien Debt Notice”) stating that the Company has entered into a new First Lien Loan Document (which notice shall include the identity of the new first lien collateral agent, such agent, the “New Agent”), the Second Lien Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). The New Agent shall agree in a writing addressed to the Second Lien Collateral Agent and the Second Lien Claimholders to be bound by the terms of this Agreement. If the new First Lien Obligations under the new First Lien Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations (other than the Non-Second Lien Collateral), then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement.

5.6. Purchase Right. Without prejudice to the enforcement of the First Lien Claimholders remedies, the First Lien Claimholders agree at any time following an acceleration of the First Lien Obligations in accordance with the terms of the First Lien Credit Agreement, the First Lien Claimholders will offer the Second Lien Claimholders the option to purchase the entire aggregate amount of outstanding First Lien Obligations at par plus a premium of (x) 5% at any time prior to the first anniversary of the date of this Agreement, (y) 3% at any time on or after the first anniversary of the date of the Agreement and prior to the second anniversary of the date of this Agreement, and (z) 2% at any time on or after the second anniversary of the date of this Agreement and prior to the third anniversary of the date of this Agreement, in each case of the aggregate principal amount of the loans outstanding under the First Lien Credit Agreement, in the case of all First Lien Obligations other than those outstanding under the Specified Hedge Agreements, and, in the case of all First Lien Obligations outstanding under the Specified Hedge Agreements, for an amount equal to the amount that would be payable at such time by Parent, the Company or any Subsidiary Guarantor under the terms of each Specified Hedge Agreement upon the termination of each Specified Hedge Agreement in accordance with the terms thereof, without warranty or representation or recourse, on a pro rata basis across First Lien Claimholders. The Second Lien Claimholders shall irrevocably accept or reject such offer within twenty (20) Business Days of the receipt thereof and the parties shall endeavor to close promptly thereafter. If the Second Lien Claimholders accept such offer, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Collateral Agent and the Second Lien Collateral Agent. If the Second Lien Claimholders reject such offer (or do not so irrevocably accept such offer within the required timeframe), the First Lien Claimholders shall have no further obligations pursuant to this Section 5.6 and may take any further actions in their sole discretion in accordance with the First Lien Loan Documents and this Agreement.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1. Finance Issues. Until the Discharge of First Lien Obligations has occurred, if Parent, the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the First Lien Collateral Agent or any other creditor has a Lien or to permit Parent, the Company or any other Grantor to obtain financing, whether from the First Lien Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that (i) it will raise no objection to such Cash Collateral use or DIP Financing (provided that the amount of such DIP Financing does not exceed $30,000,000.00 plus the amount of any First Lien Obligations repaid with the proceeds of such DIP Financing), (ii) to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, the Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and (iii) will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the First Lien Collateral Agent or to the extent permitted by Section 6.3); provided that, the use of Cash Collateral and the DIP Financing do not modify the terms of this Agreement and that the foregoing shall not prevent the Second Lien Claimholders from (i) objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization or (ii) proposing any other DIP Financing to the Company in any Insolvency or Liquidation Proceeding.

6.2. Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agent, on behalf of itself and the Second

Lien Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Lien Collateral Agent.

6.3. Adequate Protection.

(a) The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(1) any request by the First Lien Collateral Agent or the First Lien Claimholders for adequate protection; or

(2) any objection by the First Lien Collateral Agent or the First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Collateral Agent or the First Lien Claimholders claiming a lack of adequate protection.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1) if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Second Lien Collateral Agent, on behalf of itself or any of the Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and

(2) in the event the Second Lien Collateral Agent, on behalf of itself or any of the Second Lien Claimholders, seeks or requests adequate protection in respect of Second Lien Obligations and such adequate protection is granted in the form of additional collateral, then the Second Lien Collateral Agent, on behalf of itself or any of the Second Lien Claimholders, agrees that the First Lien Collateral Agent shall also be granted (or for purposes of this Agreement, including Section 4.2 hereof, be deemed to have been granted) a senior Lien on such additional collateral as security for the First Lien Obligations and for any Cash Collateral use or DIP Financing provided by the First Lien Claimholders and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Lien on such collateral securing the First Lien Obligations and any such DIP Financing provided by the First Lien Claimholders (and all Obligations relating thereto) and to any other Liens granted to the First Lien Claimholders as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such First Lien Obligations under this Agreement. Except as otherwise expressly set forth in Section 6.1 or in connection with the exercise of remedies with respect to the Collateral, nothing herein shall limit the rights of the Second Lien Collateral Agent or the Second Lien Claimholders from seeking adequate protection with respect to their interests in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest or otherwise).

6.4. No Waiver. Subject to Sections 3.1(a) and (d), nothing contained herein shall prohibit or in any way limit the First Lien Collateral Agent or any First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Collateral Agent or any of the Second Lien Claimholders, including the seeking by the Second Lien Collateral Agent or any Second Lien Claimholders of adequate protection or the asserting by the Second Lien Collateral Agent or any Second Lien Claimholders of any of its rights and remedies under the Second Lien Note Documents or otherwise.

6.5. Avoidance Issues. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Parent, the Company or any other Grantor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Claimholders shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7. Post-Petition Interest. (a) Neither the Second Lien Collateral Agent nor any Second Lien Claimholder shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of any First Lien Claimholder’s Lien. This Agreement expressly entitles the First Lien Claimholders to receive payment from the Collateral of any post-petition interest, fees or expenses through distributions made pursuant to the provision of this Agreement even if such interest, fees, and expenses are not allowed or allowable against the bankruptcy estate of any Grantor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Bankruptcy Law.

(b) Neither the First Lien Collateral Agent nor any other First Lien Claimholder shall oppose or seek to challenge any claim by the Second Lien Collateral Agent or any Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the

Second Lien Collateral Agent on behalf of the Second Lien Claimholders on the Collateral (after taking into account the First Lien Collateral).

(c) Waiver. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, waives any claim it may hereafter have against any First Lien Claimholder arising out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.

6.8. No Waiver by Second Lien Claimholders. Nothing contained herein shall prohibit or in any way limit or impair the Second Lien Collateral Agent or any other Second Lien Claimholder from taking any of the following actions in connection with any Insolvency or Liquidation Proceeding: (i) objecting to any proposed use, sale, lease, exchange, transfer or other disposition of any Collateral (in the capacity as an unsecured creditor only, and not in the capacity as a creditor with a Lien on any such Collateral), whether pursuant to Section 363 of the Bankruptcy Code or otherwise; (ii) objecting to any proposed DIP Financing (except as provided in Section 6.1 hereof); (iii) filing a plan of reorganization or liquidation; provided that such plan must provide for the First Lien Obligations to be paid in full in cash , or have the prior written consent of the First Lien Claimholders, (iv) asserting that any disclosure statement fails to contain adequate information under Section 1125 of the Bankruptcy Code; (v) voting to accept or reject any plan of reorganization or liquidation or objecting to the confirmation of any plan of reorganization or liquidation; provided that the Second Lien Collateral Agent agrees, on behalf of itself and each Second Lien Claimholder, that no Second Lien Claimholder will vote in favor of any plan of reorganization with respect to which the First Lien Obligations will not be paid in full in cash unless such plan has been accepted by the First Lien Claimholders or (vi) making any election under Section 1111(b) of the Bankruptcy Code.

6.9. Separate Grants of Security and Separate Classification. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, and the First Lien Collateral Agent for itself and on behalf of the First Lien Claimholders, acknowledges and agrees that:

(a) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens; and (b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the First Lien Collateral Agent and the Second Lien Collateral Agent hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions of Collateral or proceeds of Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the First Lien Credit Agreement, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution of Collateral or proceeds of Collateral is made in respect of the claims held by the Second Lien Claimholders, with the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby acknowledging and agreeing to turn over to the First Lien Collateral Agent, for itself and on behalf of the First Lien Claimholders, Collateral and proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders).

SECTION 7. Reliance; Waivers; Etc.

7.1. Reliance. Other than any reliance on the terms of this Agreement, the First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under its First Lien Loan Documents, acknowledges that it and such First Lien Claimholders have, independently and without reliance on the Second Lien Collateral Agent or any Second Lien Claimholders, and based on documents and information deemed by them appropriate, made their own decision to enter into such First Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own decision in taking or not taking any action under the First Lien Credit Agreement or this Agreement. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, acknowledges that it and the Second Lien Claimholders have, independently and without reliance on the First Lien Collateral Agent or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own decision to enter into each of the Second Lien Note Documents and be bound by the terms of this Agreement and they will continue to make their own decision in taking or not taking any action under the Second Lien Note Documents or this Agreement.

7.2. No Warranties or Liability. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, acknowledges and agrees that each of the Second Lien Collateral Agent and the Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Note Documents and as they may, in their sole discretion, deem appropriate but subject to the terms of the Second Lien Credit Documents and applicable law. Except as otherwise provided herein, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, acknowledges and agrees that the First Lien Collateral Agent and the First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective First Lien Loan Documents and as they may, in their sole discretion, deem appropriate subject to the terms of the First Lien Loan Documents and applicable law. The Second Lien Collateral Agent and the Second Lien Claimholders shall have no duty to the First Lien Collateral Agent or any of the First Lien Claimholders, and the First Lien Collateral Agent and the First Lien Claimholders shall have no duty to the Second Lien Collateral Agent or any of the Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Parent, the Company or any other Grantor (including the First Lien Loan Documents and the Second Lien Note Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3. No Waiver of Lien Priorities. (a) No right of the First Lien Claimholders, the First Lien Collateral Agent or any of them to enforce any provision of this Agreement or any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Parent, the Company or any other Grantor or by any act or failure to act by any First Lien Claimholder or the First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents or any of the Second Lien Note Documents, regardless of any knowledge thereof which the First Lien Collateral Agent or the First Lien Claimholders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of Parent, the Company and the other Grantors under the First Lien Loan Documents and subject to the provisions of Section 5.3(a)), as between the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent and the Second Lien Claimholders and any of them may, at any time and from time to time in accordance with the First Lien Loan Documents and/or applicable law, without the consent of, or notice to, the Second Lien Collateral Agent or any Second Lien Claimholders, without incurring any liabilities to the Second Lien Collateral Agent or any Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Collateral Agent or any Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following (in each case to the extent not otherwise prohibited by this Agreement):

(1) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guarantee thereof or any liability of Parent, the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Collateral Agent or any of the First Lien Claimholders, the First Lien Obligations or any of the First Lien Loan Documents;

(2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of Parent, the Company or any other Grantor to the First Lien Claimholders or the First Lien Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(3) settle or compromise any First Lien Obligation or any other liability of Parent, the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(4) exercise or delay in or refrain from exercising any right or remedy against Parent or the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with Parent, the Company, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of Parent, the Company or any other Grantor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

(c) Except as otherwise provided herein, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, also agrees that the First Lien Claimholders and the First Lien Collateral Agent shall have no liability to the Second Lien Collateral Agent or any Second Lien Claimholders, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby waives any claim against any First Lien Claimholder or the First Lien Collateral Agent, arising out of any and all actions which the First Lien Claimholders or the First Lien Collateral Agent may take or permit or omit to take with respect to:

(1) the First Lien Loan Documents;

(2) the collection of the First Lien Obligations; or

(3) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that the First Lien Claimholders and the First Lien Collateral Agent have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

(d) Until the Discharge of First Lien Obligations, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4. Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agent and the First Lien Claimholders and the Second Lien Collateral Agent and the Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Loan Documents or any Second Lien Note Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof (subject to the provisions of Section 5.3(a)), whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Note Document;

(c) any exchange, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of Parent, the Company or any other Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, Parent, the Company or any other Grantor in respect of the First Lien Collateral Agent, the First Lien Obligations, any First Lien Claimholder, the Second Lien Collateral Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Loan Documents as between the First Lien Collateral Agent, First Lien Claimholders, Second Lien Collateral Agent and Second Lien Claimholders, the provisions of this Agreement shall govern and control.

8.2. Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Claimholders may continue, at any time and without notice to the Second Lien Collateral Agent or any Second Lien Claimholder subject to the Second Lien Note Documents, to extend credit and other financial accommodations and lend monies to or for the benefit of Parent, the Company or any Grantor constituting First Lien Obligations in reliance hereof. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or

Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to Parent, the Company or any other Grantor shall include such Parent, such Company or such Grantor as debtor and debtor in possession and any receiver or trustee for Parent, the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to the First Lien Collateral Agent, the First Lien Claimholders and the First Lien Obligations, the date of Discharge of First Lien Obligations, subject to the rights of the First Lien Claimholders under Section 6.5; and

(b) with respect to the Second Lien Collateral Agent, the Second Lien Claimholders and the Second Lien Obligations, upon the later of (1) the date upon which the obligations under the Senior Secured Note Indenture terminate if there are no other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate.

8.3. Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Collateral Agent or the First Lien Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, neither Parent nor the Company shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are directly affected (which includes, but is not limited to any amendment to the Grantors’ ability to cause additional obligations to constitute First Lien Obligations or Second Lien Obligations as the Company may designate and any amendment which causes additional obligations to be imposed on the Grantors).

8.4. Information Concerning Financial Condition of the Company and Its Subsidiaries. The First Lien Claimholders, on the one hand, and the Second Lien Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of Parent, the Company and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agent and the First Lien Claimholders shall have no duty to advise the Second Lien Collateral Agent or any Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Collateral Agent or any of the First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Collateral Agent or any Second Lien Claimholder, it or they shall be under no obligation:

(a) to make, and the First Lien Collateral Agent and the First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5. Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Claimholders or the Second Lien Collateral Agent pays over to the First Lien Collateral Agent or the First Lien Claimholders under the terms of this Agreement, the Second Lien Claimholders and the Second Lien Collateral Agent shall be subrogated to the rights of the First Lien Collateral Agent and the First Lien Claimholders; provided that, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. Each of Parent and the Company acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Second Lien Collateral Agent or the Second Lien Claimholders that are paid over to the First Lien Collateral Agent or the First Lien Claimholders pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6. Application of Payments. Subject to the terms of the First Lien Credit Documents, all payments received by the First Lien Collateral Agent or the First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Loan Documents. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, assents to any extension or postponement of the time of payment, of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7. SUBMISSION TO JURISDICTION; WAIVERS. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(1) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND

(4) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FIRST LIEN LOAN DOCUMENT OR SECOND LIEN LOAN DOCUMENT, OR

ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

8.8. Notices. All notices to the Second Lien Claimholders and the First Lien Claimholders permitted or required under this Agreement shall also be sent to the Second Lien Collateral Agent and the First Lien Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9. Further Assurances. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders under the Second Lien Note Documents, Parent and the Company agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Collateral Agent or the Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.11. Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent, the Second Lien Claimholders and their respective permitted successors and assigns.

8.12. Specific Performance. Each of the First Lien Collateral Agent and the Second Lien Collateral Agent may demand specific performance of this Agreement. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Collateral Agent or the First Lien Claimholders or the Second Lien Collateral Agent or the Second Lien Claimholders, as the case may be.

8.13. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.15. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16. No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders. Nothing in this Agreement shall impair, as between Parent, the Company and the other Grantors and the First Lien Collateral Agent and the First Lien Claimholders, or as between Parent, the Company and the other Grantors and the Second Lien Collateral Agent and the Second Lien Claimholders, the obligations of Parent, the Company and the other Grantors to pay principal, interest, fees and other amounts as provided in the First Lien Loan Documents and the Second Lien Note Documents, respectively.

8.17. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Collateral Agent and the First Lien Claimholders on the one hand and the Second Lien Collateral Agent and the Second Lien Claimholders on the other hand. Neither Parent, the Company, any other Grantor nor any other creditor thereof shall have any rights hereunder and neither Parent, the Company nor any other Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of Parent, the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Collateral Agent

LEHMAN COMMERCIAL PAPER INC., as First Lien Collateral Agent,

By:
Name:
Title:

Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019 Attention: Michelle Rosolinksky Fax: 212-526-6643 Telephone: 212-526-6590

Second Lien Collateral Agent

U.S. BANK NATIONAL ASSOCIATION, as Second Lien Collateral Agent,

By:
Name:
Title:

100 Wall Street, 16th Floor New York, New York 10005 Attention: Corporate Trust Services Fax: (212) 361-6153 Telephone: (212) 361-6159

Acknowledged and Agreed to by:

Notes Issuer

PRIMUS TELECOMMUNICATIONS IHC, INC.

By:
Name:
Title:

7901 Jones Branch Drive, Suite 900 McLean, VA 22102 Attention: Thomas Kloster, Chief Financial Officer Fax: 703-902-2814 Telephone: 703-902-2800

The Company

PRIMUS TELECOMMUNICATIONS HOLDING, INC.

By:
Name:
Title:

7901 Jones Branch Drive, Suite 900 McLean, VA 22102 Attention: Thomas Kloster, Chief Financial Officer Fax: 703-902-2814 Telephone: 703-902-2800

The Parent

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:
Name:
Title:

7901 Jones Branch Drive, Suite 900 McLean, VA 22102 Attention: Thomas Kloster, Chief Financial Officer Fax: 703-902-2814 Telephone: 703-902-2800

PRIMUS TELECOMMUNICATIONS, INC.

iPRIMUS USA, INC.

By:
Name:
Title:

PRIMUS TELECOMMUNICATIONS INTERNATIONAL, INC. TRESCOM INTERNATIONAL, INC. LEAST COST ROUTING, INC. TRESCOM U.S.A., INC. iPRIMUS.COM, INC.

By:
Name:
Title: